EXHIBIT 3.1

                       ARTICLES OF INCORPORATION
                                   OF
                           NASB FINANCIAL, INC.

The undersigned natural person of the age of eighteen (18) years or more for the purpose of forming a Corporation under The General and Business Corporation Law of Missouri hereby adopts the following
Articles of Incorporation:

                             ARTICLE ONE
	The name of the Corporation is NASB Financial, Inc.


                             ARTICLE TWO
The address, including street and number, if any, of the Corporation's initial registered office in this State is 12498 South 71 Highway, Grandview, Missouri 64030, and the name of its initial registered agent at such address is David H. Hancock.


                             ARTICLE THREE
The aggregate number of shares which the Corporation shall have authority to issue shall be 3,000,000 SHARES, which shall have a par value of ONE DOLLAR ($1.00) each, amounting in the aggregate to THREE MILLION DOLLARS ($3,000,000.00), and all of said shares shall be COMMON SHARES.


                             ARTICLE FOUR
The extent to which the preemptive rights of shareholders to acquire additional shares are granted, limited or denied is as follows:
No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe for, or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares.


                             ARTICLE FIVE
The name and place of residence of each incorporation is as follows:

Joseph T. Porter, Jr.
1531 Country Bend Drive
St. Charles, Missouri 63303


                              ARTICLE SIX
The number of Directors to constitute the first Board of Directors is seven (7). Thereafter, the number of Directors shall be fixed by or in the manner provided for in the Bylaws of the Corporation. Any changes in the number of Directors will be reported to the Secretary of State within thirty (30) calendar days after any such change.

In all elections of Directors of this Corporation, each shareholder shall have the right to cast as many votes as shall equal (x) the number of such shares held by him multiplied by (y) the number of Directors to be elected, and he may cast all of such votes for a single Director or may distribute them among the number of Directors to be elected, or any two (2) or more of them, as such shareholder may deem fit.


                             ARTICLE SEVEN
	The duration of the Corporation is perpetual.


                             ARTICLE EIGHT
	The corporation is formed for the following PURPOSES and PO)WERS, to-wit:

(A)	To purchase, acquire, take, receive, subscribe for, loan,
hold, vote, use, sell. mortgage or pledge or otherwise deal in any personal property, tangible or intangible, including shares of stock or obligations issued by a federally charted stock savings bank, and including all aspects thereof and all acts and actions incidental thereto.

(B)	To buy, sell, procure, franchise, produce, manufacture and
dispose of all kinds of goods, wares, merchandise, commodities, machinery, tools, supplies and products, and generally to engage in and conduct any form of service, manufacturing, or mercantile enterprise not contrary to law.

(C)	To apply for, secure, acquire by assignment, transfer,
purchase or otherwise, and to exercise, carry out and enjoy any charter, license, patent, copyright, power, authority, franchise, concession, rights or privileges, which any government or any corporation or other public body may be empowered to grant; and to pay for, aid in and contribute toward carrying the same into effect and to appropriate any of the Corporation's shares of stock, bonds and assets to defray the necessary costs, charges and expenses thereof.

(D)	To borrow and loan money with or without security and to
issue, sell, or pledge bonds, promissory notes, debentures and other obligations and evidences of indebtedness secured or unsecured.

	(E)	To contract with any person, firm, corporation, association or entity.

	(F)	To acquire the goodwill, rights, and property and to undertake the whole or any part of the assets or liabilities of any person, firm, association or corporation, to pay for the same in cash, the stock of this Corporation, bonds or otherwise; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired, and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

(G)	To purchase, hold, sell, assign, transfer, mortgage, pledge, or otherwise hold and possess or otherwise dispose of, shares of capital stock of, or any bonds, securities, or evidence of indebtedness created by any other corporation or corporations of this state or any other state, country, nation or government, and while owner of said stock to exercise all the rights, power, and privileges of ownership including the right to vote thereon.

(H)	To purchase, acquire, use, lend, lease or hold, improve,
operate, hypothecate, mortgage, sell or convey, and otherwise deal in and dispose of property of all kinds, both real and personal, including patents and patent rights from the United States and/or foreign countries, license privileges, inventions, franchises, improvement processes, copyrights, trademarks and trade names, and service marks relating to or useful in connection with the business of this Corporation.

(1)	Subject to the limitations of The General and Business
Corporation Law, to purchase, hold, sell, transfer, dispose of or deal in shares of its own capital stock.

(J)	In general, and in addition to all of the foregoing, to carry on any business in connection with the aforesaid powers and purposes, and, further, to have and exercise all of the powers conferred by The General and Business Corporation Law whether or not done in connection with the specific powers hereinbefore set forth.


                            ARTICLE NINE
	Except as otherwise specifically provided by statute, all powers of management and direct control of the Corporation shall be vested in the Board of Directors.

The power to make, alter, amend or repeal the Bylaws of the Corporation shall be vested in the Board of Directors. The exercise of such power shall require the affirmative vote of a majority of the Directors.


                             ARTICLE TEN
No contract or other transaction between this Corporation and any other firm or corporation shall be affected or invalidated by reason of the fact that any of the Directors or Officers of this Corporation are interested in or are members, shareholders, directors, or officers of such other firm or corporation; and any Director or Officer of this Corporation may be a party to or may be interested in any contract or transaction of this Corporation in which this Corporation is interested and no such contract or transaction shall be affected or invalidated thereby; and each and every person who may become a Director or Officer of this Corporation is hereby relieved from any liability as a result of holding any such position that might otherwise exist from contracting or transacting business with this Corporation for the benefit of such Director of Officer or of any person, firm, association or corporation in which such Director or Officer may be in anywise interested.


                            ARTICLE ELEVEN
The private property of the Shareholders of this Corporation shall not be subject to the payment of corporate debts, except to the extent of any unpaid balance of subscriptions for shares.


                             ARTICLE TWELVE
	The power to amend and alter the Articles of Incorporation of the Corporation shall be vested solely in the holders of the common stock of the Corporation (except to the extent that in certain circumstances the holders of any other class of stock may be entitled by law to vote).
This power may be exercised (after such notice as may be required or waiver thereof) at any annual or special meeting of the holders of the aforementioned shares by a vote of a majority of such shares as are issued and outstanding and entitled to vote at such meeting.


                            ARTICLE THIRTEEN
(a)	The Corporation shall indemnify any person who was or is a
party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)	The Corporation shall indemnify any person who was or is a
party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney's fees and amounts paid in settlement, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c)	To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A and B of this Article, or in defense of any claim, issue or matter therein he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

(d)	Any indemnification under Sections A and B of this Article,
unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article. The determination shall be made by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or by the shareholders of the Corporation.

(e)	Expenses incurred in defending a civil or criminal action,
suit or proceeding may be paid by the Corporation in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

(f)	The indemnification provided by this Article shall not be
deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(g)	The Corporation may give any further indemnity, in addition to the indemnity authorized or contemplated under this Article, including Section F, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in these Articles of Incorporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the Corporation which has been adopted by a vote of the shareholders of the Corporation, and, provided further than no such indemnity shall indemnify any person from or on account of such persons conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this section G shall be deemed to limit the power of the Corporation under section F of this Article to enact bylaws or to enter into agreements without shareholder adoption of the same.

(h)	The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

(i)	For the purpose of this Article, references to "the
Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same rapacity.

(j)	For purposes of this Article, the term "other enterprise"
shall include employee benefit plans; the ten-n "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this section.


                          ARTICLE FOURTEEN
The provisions of Section 351.407 of the Revised Statutes of Missouri, as amended from time to time, which would apply if and when the Corporation is an "issuing public corporation" and which would require the filing of certain information, notice to shareholders, and shareholder approval of certain "control share acquisitions" and which would create dissenter and other shareholder rights, shall not apply to the Corporation. The quoted terms shall have the meanings set forth in the General and Business Corporation Law of Missouri, as amended from time to time.

This Article shall not be amended to eliminate or reduce the application of Section 351.407 except upon the vote of two-thirds (2/3) of the issued and outstanding shares entitled to vote on the amendment of these Articles of Incorporation.

IN WITNESS WHEREOF, these Articles of Incorporation have been executed on this 9th day of December, 1997.


INCORPORATOR:


/s/ Joseph T. Porter, Jr.
----------------------
Joseph T. Porter, Jr.